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Exhibit 99.1


Brent W. Christensen, CFO                        Philip Bourdillon/Eugene Heller
Meade Instruments Corp.                          Silverman Heller Associates
(949) 451-1450                                   (310) 208-2550


Joseph A. Lupica, CEO
Celestron
(310) 328-9560



                         MEADE INSTRUMENTS AND CELESTRON
                                SETTLE LITIGATION


IRVINE, CALIF.; TORRANCE, CALIF.; - JULY 8, 2004 - MEADE INSTRUMENTS CORP. (NASDAQ NM: MEAD) AND CELESTRON ACQUISITION, LLC announced that they have reached an agreement under which all outstanding litigation between the parties has been mutually resolved.

Under the terms of the agreement, Celestron acknowledges the validity of Meade's claims to two utility patents, including the "level-North" alignment technology for computerized telescopes, as well as a patented architecture by which several microprocessors in a computerized telescope optimally communicate with one another. In connection with the agreement, Meade acknowledges the validity of Celestron's claim to two design patents and one utility patent covering certain telescope tripods and mounts. Celestron also transfers to Meade ownership of a patent that Celestron originally claimed to cover "level-North" technology.

The settlement includes a non-exclusive licensing agreement under which, effective August 15, 2004, and continuing for the life of the patent, Meade will grant Celestron a license to utilize Meade's patents. Celestron will pay to Meade royalties equal to the greater of $100-per-unit or 8% of Celestron's net revenue from sales of all telescopes that utilize the "level-North" technology. Celestron in turn grants Meade royalty-free, non-exclusive licenses for the rights to use the designs and technology covered by Celestron's patents.

Steve Murdock, president and CEO of Meade Instruments, characterized the agreement as a very favorable outcome for Meade and its shareholders: "This settlement is, we believe, both a validation and a vindication of our longstanding commitment to protecting our intellectual property, and with it the interests of our shareholders."

Joseph A. Lupica, CEO of Celestron, called the settlement a benefit not only for Celestron, but for stargazers generally: "We look forward to focusing on creating the best possible products at the best possible price, and we are gratified that Celestron and the public at large will benefit."

The agreement stipulates that the parties will promptly dismiss with prejudice all claims and counterclaims in the pending litigation between them, including for past damages.
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ABOUT MEADE INSTRUMENTS
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer, as well as a complete line of riflescopes under the Simmons(R), Weaver(R) and Redfield(R) brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

ABOUT CELESTRON
Based in Torrance, California, Celestron has been a leading designer, manufacturer and importer of high- quality optical products including telescopes and related accessories, binoculars and microscopes for almost 40 years. Celestron is a leader in the sale of performance telescopes worldwide with strong brand-name recognition among serious amateur astronomers for superior optics, outstanding design, and innovative technology. Celestron sells its products worldwide through a variety of specialty retail outlets. Celestron has been management owned since June of 2002. For more information concerning Celestron and its products, visit Celestron's website at www.celestron.com.

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